Exhibit 99.1

Labor SMART, Inc. Board Authorizes Share Buyback

ATLANTA, GA -- (Marketwired) -- 01/26/16 -- Labor SMART, Inc. (OTCQB: LTNC) (the "Company"), a leader in providing on-demand blue collar staffing primarily in the southeastern United States, today announced its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to $2 million of its common stock.

"Today's actions reflect the next step in our commitment to improving Labor SMART's share structure and delivering shareholder value as well as our confidence in the long-term value and future financial performance of the Company," said Ryan Schadel, President and CEO of Labor SMART, Inc.

The new share repurchase program was approved by the Company's Board of Directors on January 25, 2016 and becomes effective immediately. Share purchases will be made in the open market at times and prices as the Company deems fit and will be administered in compliance with SEC Rule 10b-18.

About Labor SMART, Inc. Labor SMART, Inc. provides On-Demand temporary labor to a variety of industries. The Company's clients range from small businesses to Fortune 100 companies. Labor SMART was founded to provide reliable, dependable and flexible resources for on-demand personnel to small and large businesses in areas that include construction, manufacturing, hospitality, event-staffing, restoration, warehousing, retailing, disaster relief and cleanup, demolition and landscaping. Labor SMART believes it can make a positive contribution each and every day for the benefit of its clients and temporary employees. The Company's mission is to be the provider of choice to its growing portfolio of customers with a service-focused approach that enables Labor SMART to be seen as a resource and partner to its clients.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Labor SMART, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may", "would", "will", "expect", "estimate", "can", "believe", "potential", and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Labor SMART, Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Labor SMART, Inc.'s filings with the U.S. Securities and Exchange Commission.

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Contact: Labor SMART, Inc.

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Source: Labor SMART, Inc.